Exhibit 4.3.26



No. Shares: ________                                 Date of Grant: __________

Class "AL " Warrant

                                WARRANT AGREEMENT

         A warrant (the "Warrant") to purchase an aggregate of _______ shares (collectively, "Warrant Shares") of Probex Corp. (the "Company"), is hereby granted to _______________ (the "Holder") at the Exercise Price determined in this Warrant and, although not granted with respect to shares thereunder, is nonetheless in all respects subject to the terms, definitions and provisions, of the Company's 1999 Omnibus Stock and Incentive Plan, as amended (the "Plan"), which is incorporated herein by reference, except to the extent otherwise expressly provided in this Warrant; provided, further, that for purposes of applying the terms of the Plan to this Warrant, all references in the Plan to "Option(s)" shall be deemed to be a reference to "Warrant(s)", and, solely for this purpose, this Warrant shall be considered a Nonqualified Option within the meaning of the Plan.

1.       Exercise Price.   The Exercise Price is $____ for each Warrant Share.

         (a) Vesting of Warrant Shares. The Warrant Shares shall vest ("Vest" and derivations) and become "Vested Warrant Shares" immediately upon the Date of Grant.

2.       Exercisability of Warrant.

         (a) Date on Which Warrant Becomes Exercisable. This Warrant shall be exercisable, in whole or in part, from the Date of Grant to the termination of this Warrant.

         (b) Method of Exercise. Without limitation, this Warrant shall be exercised by a written notice delivered to the Company which shall:

                  (i) state the election to exercise the Warrant and the number of Vested Warrant Shares in respect of which it is being exercised; and

                  (ii) be signed by the person or persons entitled to act on behalf of the Holder.

         (c) Payment and Withholding. The Exercise Price of any Vested Warrant Shares purchased shall be paid by the Holder to the Company in cash or in shares of Common Stock of the Company which have been owned by the Holder for at least six (6) months (valued at their Fair Market Value on the date delivered to the Company), or by a combination of those methods.

         (d) Issuance of Shares. No person shall be, or have any of the rights or privileges of, a holder of the Shares subject to this Warrant unless and until certificates representing such Shares shall have been issued and delivered to such person, such issuance, without limitation, being subject to the terms of the Plan.

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         (e)  Surrender of Warrant.  Upon  exercise of this Warrant in part,  if requested by the Company, the Holder shall deliver this Warrant and other written agreements executed by the Company and the Holder with respect to this Warrant to the Company who shall endorse or cause to be endorsed thereon a notation of such exercise and return all agreements to the Holder.

3. Term of Warrant. Without limitation, unless terminated earlier in accordance with the provisions of the Plan, the unexercised portion of this Warrant shall automatically terminate on the earlier of (i) the three (3) month anniversary of the first date on which the Holder does not have a person of its designation serving on the Board of Directors of the Company, or (ii) the 10th anniversary of the Date of Grant.

4. Administration. Without limitation, this Warrant shall be administered by the Company provided for and described in Section 18 of the Plan.

5. Law Governing. WITHOUT LIMITATION, THIS WARRANT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF TEXAS.

         Dated as of this ________ day of _____,______.



                                  PROBEX CORP.

                                  By:
                                     ------------------------------------
                                     Name:
                                     Title:




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                                 Acknowledgment

         The undersigned,  authorized to act for the Holder, hereby acknowledges
(i) receipt of this Warrant, (ii) the opportunity to review the Plan, (iii) the opportunity to discuss this Warrant with a representative of the Company, and the Holder's advisors, to the extent Holder deemed necessary or appropriate,
(iv) Holder's understanding of the terms and provisions of the Warrant and the Plan, and (v) Holder's agreement to be bound by all of the terms and provisions of this Warrant and the Plan.

Without limitation, Holder hereby acknowledges and expressly agrees to the effectiveness of all of the terms and provisions of the Plan and this Warrant, and without limitation, agrees to accept as binding, conclusive and final all decisions or interpretations (including, without limitation, all interpretations of the meaning of provisions of the Plan, or Warrant, or both) of the Administrator upon any questions arising under the Plan, or this Warrant, or both.



         Dated as of this ________ day of ______________, 2001.



                                          ------------------------------


                                          By:
                                          Name:
                                          Title:








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